Contact:

Dr. Roger Crystal

Chief Executive Officer

roger.crystal@lightlaketherapeutics.com

+44(0)203 617 8739

Investor Relations:

Porter, LeVay & Rose, Inc.

Michael J. Porter

mike@plrinvest.com

212 564-4700

LIGHTLAKE THERAPEUTICS INC. TO DEVELOP OPIOID DRUG TREATMENT

IN COLLABORATION WITH THE NATIONAL INSTITUTE ON DRUG ABUSE (NIDA)

LONDON, APRIL 24, 2013—Lightlake Therapeutics Inc. (OTCBB: LLTP) (the “Company”, “We” or “Lightlake”), a biopharmaceutical company developing addiction treatments based on its expertise in opioid antagonists, announced today that it has signed a collaboration agreement with the Division of Pharmacotherapies and Medical Consequences of Drug Abuse (“DPMCDA”) of the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health (“NIH”), to co-develop a treatment for opioid addiction that utilizes the Company’s innovative proprietary technology.

Under the terms of the agreement, the DPMCDA of NIDA will sponsor a Phase I clinical study designed to evaluate the pharmacokinetic properties of Lightlake’s product candidate in 14 healthy volunteer subjects. Assuming successful completion of this study, NIDA plans to file an IND for a final larger study. The goal of the collaboration is to establish a clinical development plan and regulatory pathway that will potentially result in FDA approval and commercialization of a new pharmaceutical treatment that effectively addresses the complications of opioid addiction within 18 months.

Dr. Roger Crystal, Chief Executive Officer of Lightlake, stated, “We are extremely pleased to be working with NIDA on the development of this product. This is a growing U.S. health concern, and a complex issue to address, because there are multiple opioid-based drugs being used, both illegally and prescribed. Lightlake is leveraging its substantial expertise in opioid antagonists to develop a pharmaceutical solution that is efficient, pragmatic, and cost-effective. We are extremely grateful for the support of the U.S. government’s most prestigious health organization, and we look forward to a productive collaboration.”

NIDA’s annual research survey, Monitoring the Future (MTF) (2011)1, conducted by the University of Michigan Institute for Social Research, found that young people are especially at high risk for drug abuse. About 1 in 12 high school seniors reported past-year nonmedical use of the prescription pain reliever Vicodin in 2010, and 1 in 20 reported abusing OxyContin—making these medications among the most commonly abused drugs by adolescents.

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In 2009, there were 4.6 million drug-related visits to hospital Emergency Departments (“ED”), according to research conducted by the Substance Abuse and Mental Health Services Administration (SAMHSA) Center for Behavioral Health Statistics and Quality.2 About half of drug-related ED visits, 2.3 million, were adverse reactions to pharmaceuticals, and almost half were related to drug misuse or abuse. Of the 2.1 million visits related to misuse or abuse, 1.2 million visits were attributable to pharmaceuticals and about 1.0 million visits were related to illicit drugs. About fifty percent of ED visits for misuse or abuse of pharmaceuticals involved opiate/opioid analgesics, and more than one-third involved psychotherapeutic agents, commonly used to treat anxiety and sleep disorders. Included among the most frequently reported opioids were single-ingredient formulations (e.g., oxycodone) and combination forms (e.g., hydrocodone with acetaminophen). Methadone, together with single-ingredient and combination forms of oxycodone and hydrocodone, was among the most frequently reported in the opioids classification.

About the National Institute on Drug Abuse (NIDA)

The National Institute on Drug Abuse is part of the National Institutes of Health, U.S. Department of Health and Human Services. NIDA supports most of the world’s research on the health aspects of drug abuse and addiction. For more information on the health effects of drugs of abuse and information on NIDA research and other activities, visit www.drugabuse.gov.

About Lightlake Therapeutics Inc.

Lightlake Therapeutics Inc., a London-based biopharmaceutical company, is using its expertise in opioid antagonists to build a platform of innovative solutions to common addictions and related disorders. The Company holds patents covering the use of intranasal naloxone to treat Binge Eating Disorder (“BED”) as well as patents covering addiction to drugs including cocaine, amphetamine, and MDMA. Lightlake is currently focused on advancing its treatment for BED, which has successfully completed Phase II clinical trials, and a Phase II trial is planned for the indication of Bulimia Nervosa. Lightlake is also applying its technology to develop a treatment for managing the complications of opioid drug addiction in collaboration with the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health.

1 Johnston, L. D., O’Malley, P. M., Bachman, J. G., & Schulenberg, J. E. (2012). Monitoring the Future National Results on Adolescent Drug Use: Overview of Key Findings, 2011. Ann Arbor: Institute for Social Research, The University of Michigan.

2 Substance Abuse and Mental Health Services Administration, Center for Behavioral Health Statistics and Quality. (December 28, 2010). The DAWN Report: Highlights of the 2009 Drug Abuse Warning Network (DAWN) Findings on Drug-Related Emergency Department Visits. Rockville, MD.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Lightlake Therapeutics Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Lightlake does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Lightlake’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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